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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Golde                 David                     W.
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   (Last)               (First)                 (Middle)

   c/o Enzon, Inc., 685 Route 202/206
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                                    (Street)

   Bridgewater         New Jersey               08807
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   ENZON, INC. (ENZN)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   June 30, 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

   ________________________________________________
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                  5.           6.
                                                                4.                               Amount of    Owner-
                                                                Security Acquired (A) or         Securities   ship
                                                                Disposed of (D)                  Beneficially Form:     7.
                                                                (Instr. 3, 4 and 5)              Owned at End Direct    Nature of
                                     2.            3.           -----------------------------    of Issuer's  (D) or    Indirect
1.                                   Transaction   Transaction                  (A)              Fiscal Year  Indirect  Beneficial
Title of Security                    Date          Code             Amount      or    Price      (Instr. 3    (I)       Ownership
(Instr. 3)                           (mm/dd/yy)    (Instr. 8)                   (D)              and 4)       (Instr.4) (Instr. 4)
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
                                                                                      See
Common Stock                         4/16/02        A               128          A    footnote 1      300     D
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                                                                                                   35,500     I         By trust
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                                                                                                    1,000     I         By wife
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                                                                                                                        By trust
                                                                                                    2,600     I         for daughter
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

1) Securities granted by Enzon, Inc. pursuant to the Independent Directors Stock Plan as compensation for service as a member of the Board of Directors of Enzon, Inc. during the year ended December 31, 2001 and qualified under Rule 16b-3(d). The value of the compensation was $6,750.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Common Stock (a)                                                               Common
(right to buy)      $55.99   1/2/02    A        10,000       1/2/03   1/2/12   Stock     10,000   --      10,000    D
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
Explanation of Responses:

(a) Acquired pursuant to the Company's Non-Qualified Stock Option Plan and qualified under Rule 16b-3(d).


---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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